Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of April 8, 2024, by and between Singer Networks L.L.C., a Delaware corporation (“Purchaser”), Singer Networks L.L.C., an Illinois limited liability company (“Seller”), and Lisa Singer (“Singer” and together with Seller and Purchaser, each a “Party” and collectively the “Parties”). Capitalized terms not otherwise defined in the body of the Agreement shall have the meaning ascribed to such terms in Annex I.

RECITALS

A.	As of the Closing Date, Singer owns 100% of the membership interests in Seller;

B.	Seller is a managed services provider which, among other things, manages the technology needs for its Customers (the “Business”);

C.	Purchaser wishes to purchase from Seller, and Seller is willing to sell to Purchaser, the Acquired Assets (as defined below), on and subject to the terms and conditions set forth in this Agreement (the “Acquisition”); and

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1 Acquired Assets. Subject to the terms and conditions set forth in this Agreement, Seller hereby does sell, convey, assign, transfer and deliver to Purchaser and Purchaser hereby purchases, accepts, acquires and takes assignment and delivery of, all right, title and interest in, to and under the following assets of Seller (wherever located and whether tangible or intangible), except for the Excluded Assets (collectively, the “Acquired Assets”) free and clear of all Liens:

(a) all tangible assets used by Seller in connection with the Business, including inventory, machinery, computers and accessories, furniture, office equipment, communications equipment, and other tangible property, including the Vehicles (as defined below);

(b) all right, title and interest in and to the past and present customers of the Business, including the customers or clients listed on Annex II (collectively, the “Customers”), all related customer or client contracts, customer or client lists, customer or client work orders and work backlog;

(c) all managed service providers (MSP) contracts, master service agreements (MSA), any other agreement, arrangement, contract, work order or purchase order to which Seller is a party or under which Seller is supposed to provide services (active and inactive, written or oral) (collectively, the “Service Agreements”);

(d) all technical and descriptive materials relating to the Acquired Assets, including technical and descriptive materials relating to their design, development, use or maintenance of computer code and program documentation and materials (collectively, the “Documentation”);

(e) each and every one of the following in any medium in Seller’s possession or that is otherwise owned by Seller: (i) technology and/or Software, (ii) Customer-related materials, (ii) quality control processes and software, (iv) proprietary information, (v) proprietary machine technology, (vi) technical information, (vii) source code and object code relating to any Acquired Asset, (viii) all databases, Customer lists (including email lists), Customer order history, forms, and textual, video, graphical and multimedia works, and (ix) any and all know-how relating to the foregoing (collectively, the “Technology”);

(f) all of the Seller’s domain names (including https://www.singernetworks.com/) and all related URLs, and all Intellectual Property, including trademarks, brands, copyrights, patents, fictitious names, service names, websites, and social media accounts;

(g) all books, records, files, papers or software, whether in hard copy or computer format, and all delivery platforms, gateways, “on ramp” connections and access points (the assets described in paragraphs (e), (f) and (g) of this Section 1.1 are collectively referred to as the “Technology Assets”);

(h) all operational data, creative materials, marketing information, advertising materials, sales and promotional literature, studies, reports, sales records, sales agent records, manuals and data, sales and purchase correspondence, billing systems, engineering information, Customer files (including Customer credit and collection information), historical and financial records, quality control data, and all Seller phone numbers;

(i) all motor vehicles owned by Seller (collectively, the “Vehicles”) including: (a) Honda FIT Sport 2009 with VIN ending in 1510; (b) Honda Civic LX 2012 with VIN ending in 8946; and (c) Nissan NV200 2019 with VIN ending in 5075, with clean and unencumbered title to all such Vehicles (including the ones specifically identified herein) being delivered to Purchaser on the Closing Date;

(j) that certain Real Estate Lease Agreement dated October 31, 2012, for the premises located at Suite 115 #11-T2 at 4709 Golf Road, Skokie, Illinois, Seller and Imperial Realty Company (the “Lease”);

(k) all warranties, indemnities or other rights and causes of action relating to the Acquired Assets;

(l) the right to all accounts receivable, collections and monies derived from Customers, the Service Agreements or otherwise relating to services provided by the Business that are conducted after the Closing Date, it being understood that the accounts receivable, collections and monies derived from services completed and invoiced by Seller on or before the Closing Date shall belong to Seller; and

(m) all goodwill and know-how related to, arising from or used in connection with the Acquired Assets.

(n) Excluded Assets. Any asset that is not an Acquired Asset (collectively, the “Excluded Assets”) shall be retained by Seller and is not being sold or assigned to Purchaser hereunder. Without limiting the generality of the foregoing, the following assets shall be Excluded Assets: (i) all cash of the Seller as of the Closing Date, (ii) all accounts receivable of the Seller as of the Closing Date derived from services completed and invoiced by Seller on or before the Closing Date; provided, however, that Purchaser shall be entitled to all other accounts receivable relating to the Acquired Assets (including MSP Contracts) following the Closing Date; (iii) all bank accounts of the Seller; and (iv) the Seller Benefit Plans.

1.2 Non-Assumption of Liabilities. Purchaser shall not assume, pay, perform or discharge any duties, responsibilities, obligations, debts, payables or other Liabilities of Seller (whether accrued, contingent or otherwise). For the avoidance of doubt, Purchaser shall not assume any of Seller’s accounts payable, Debt or other Liabilities.

1.3 Procedures for Assets Not Transferable. To the extent that any property or right included in the Acquired Assets is not assignable or transferable without the Consent of any Person, and such Consent has not been obtained prior to the Closing: (a) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof; (b) Seller’s obligations with respect to such property or right shall be governed by Section 5.2; and (c) Purchaser shall not assume Seller’s obligations with respect thereto until such time as the applicable Consent has been obtained.

1.4 Omitted & Residual Transferred Assets. If at any time Purchaser determines or otherwise becomes aware of any asset, data, document or item that Purchaser, in good faith, believes should have been categorized as an Acquired Assets and is in existence and owned by Seller as of the Closing Date (each, an “Omitted Transferred Asset”), Purchaser agrees to notify Seller promptly in writing of such Omitted Transferred Asset, and Seller shall take all such actions as Purchaser may reasonably request to effectuate the transfer, conveyance, assignment or delivery of all transferable right, title and interest in and to such Omitted Transferred Asset to Purchaser.

1.5 Waiver of Bulk Sales Compliance. Purchaser and Seller hereby waive compliance with the bulk sales Laws of any applicable jurisdiction, and Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates from and against any claims arising out of or due to the failure to comply with such bulk sales Laws.

ARTICLE II
PURCHASE CONSIDERATION

2.1 Purchase Consideration. The aggregate consideration for the Acquired Assets and the covenants of Seller contained herein shall be:

(a) The sum of $121,413, which shall be paid by Purchaser to Seller at Closing in accordance with banking instructions provided by Seller. Seller shall use such amount to satisfy its obligations under a line of credit with JPMorgan Chase Bank, N.A.; and

(b) Seven hundred and fifty thousand (750,000) preferred shares in Yuengling’s Ice Cream Corporation (“YCRM”), a publicly traded company under the ticker symbol YCRM, domiciled in Nevada, of which Purchaser is a wholly owned subsidiary, with each share having a stated value of $1.00 (as the same are described in the Certificate of Designation, the “Preferred Shares”). The Preferred Shares shall be issued in book-entry format to Singer within 60 days of the Closing Date. The Preferred Shares shall be subject to a restriction period of 12 months and be convertible into common shares in YCRM, all as more particularly set forth in the Certificate of Designation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrant to Purchaser that the statements contained in this Article III are true and correct as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be numbered to correspond to the numbered Sections contained in this Article III.

3.1 Organization and Good Standing.

Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite power and authority to conduct the Business as now conducted and to own and operate its assets as now owned and operated by it.

3.2 Authorization of Agreement.

Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement (the “Transaction Documents”) to which it is a party, and to consummate the transactions and perform its obligations as contemplated hereby and thereby. This Agreement has been, and each of the other Transaction Documents have or will be at or prior to the Closing, duly and validly executed and delivered by the Seller (assuming the due authorization, execution and delivery by Purchaser) and this Agreement constitutes, and each of the other Transaction Documents constitute or will constitute once executed, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms.

3.3 Conflicts; Consents of Third Parties.

The execution, delivery or performance by Seller of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby, or compliance by Seller with any of the provisions hereof and thereof will not: (i) cause Seller to violate or breach any Law or Order; (ii) conflict with or result in a violation of the Organizational Documents of Seller; or (iii) conflict with, violate or breach any Contract to which Seller is subject. No Person has the right to consent or be notified prior to the Closing and the assignment and transfer of the Acquired Assets from Seller to Purchaser.

3.4 Capitalization.

Singer owns 100% of the issued and outstanding membership interests of Seller. No Person other than Singer has any right to vote, control, or receive a share of the profits of Seller. Seller does not own any equity or debt securities or other ownership interest, directly or indirectly, in any other Person, nor is it party to any Contract to acquire any such securities or other ownership interest.

3.5 Agreements; Customers. All Contracts to which Seller is a party (including the Service Agreements) are in full force and effect. Seller has no written Service Agreements with its Customers. The Seller has performed in all material respects all obligations required to be performed by it and is not in default under or breach of nor in receipt of any claim of default or breach under any such Contract, and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by Seller or, to the Knowledge of Seller, any other party under any such Contract. Seller has not received any notice, and to its Knowledge, none of its material Customers intend to cease or materially diminish such Customer’s use of the services of Seller.

3.6 Title; Sufficiency. Seller, as of the moment immediately before the Closing, has or will have, as applicable, good and marketable title to (or a valid, enforceable and transferable license to) all Acquired Assets free and clear of all Liens. Notwithstanding the foregoing, the Parties understand and agree that third party software included in the Acquired Assets has been licensed and not sold to Seller; therefore, references to software in this Agreement shall mean the licenses in and to such software, all of which is subject to applicable third party licensing terms. Seller, as of the moment immediately before Closing, has the absolute right, power and authority to transfer the Acquired Assets. The Acquired Assets constitute all of the assets used by the Seller in connection with, or necessary for the proper operation and conduct of, the Business.

3.7 Litigation; Absence of Developments.

There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller, or to which Seller is otherwise a party, or otherwise affecting any of the Acquired Assets or the Business, or that in any manner challenges or seeks, or reasonably could be expected to prevent, enjoin, alter or delay the Acquisition. Since December 31, 2023, the Seller has not suffered a Material Adverse Effect and has conducted its operations in the ordinary course of business consistent with its past practices.

3.8 Affiliate Transactions.

No Affiliate of a Seller has any right, title or interest in any property or asset used in or necessary for the conduct of the Business. There are no amounts owing from the Seller to an Affiliate or from an Affiliate to the Seller.

3.9 Information Technology; Privacy and Data Security. All of the Seller’s computer hardware, Technology Assets and information technology systems, networks, interfaces, platforms or applications used or relied upon (collectively, “IT Systems”) are in good working condition and are sufficient for the operation of the Business. Seller has taken commercially reasonable steps to prevent unauthorized intrusions, compromises, data leakage incidents, cyberattacks, disclosures of data or breaches of security with respect to the IT Systems, including steps to monitor, detect, prevent, mitigate and remediate such events. In the past 4 years, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the IT Systems that has resulted or is reasonably likely to result in material disruption or damage to the Business and that has not been remedied in all material respects. Seller has maintained all required licenses and service contracts with respect to all IT Systems. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements. Seller and the conduct of the Business are in material compliance with, and have been in material compliance with, all Data Privacy and Security Requirements. Seller has implemented and maintained a security plan which implements and monitors commercially reasonable administrative, data back-up and recovery, technical, contingency, and physical safeguards reasonably designed to ensure that Personal Data within the Seller’s possession or control is protected against loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other misuse and have conducted periodic testing of such plans (such plans, collectively, the “Security Practices”). Seller has addressed and fully remediated all threats, risks and deficiencies identified in any cybersecurity audit and data security assessment performed by or on behalf of Seller. Seller’s Security Practices conform, and at all times have conformed, in all material respects with any public information security statements made by Seller. There have not been any actual, alleged or suspected incidents of data security breaches, unauthorized access or use of any Software or Business Systems, or unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data. There have not been any claims, allegations, investigations, inquiries, or complaints (whether by a Governmental Authority or any other Person) relating to Data Privacy and Security Requirements. This Agreement and the transactions contemplated hereby will not result in any violations of, or liabilities in connection with any Data Privacy and Security Requirements.

3.10 Financial Advisors.

No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the Acquisition and no Person is entitled to any fee or commission or like payment from Purchaser or Seller in respect thereof.

3.11 Disclosure. This Agreement, including the Schedules or Exhibits hereto, does not contain an untrue statement of a material fact and does not omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

3.12 No Limitation. No investigation or due diligence conducted by, or knowledge obtained by, Purchaser shall limit, modify or negate any of the foregoing representations and warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the Closing Date as follows:

4.1 Organization and Good Standing.

Purchaser, a wholly owned subsidiary of YCRM, is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to conduct its business as heretofore conducted.

4.2 Authorization of Agreement.

Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions and perform its obligations as contemplated hereby and thereby. This Agreement has been, and each of the other Transaction Documents have or will be at or prior to the Closing, duly and validly executed and delivered by Purchaser (assuming the due authorization, execution and delivery by Seller) and this Agreement constitutes, and each of the other Transaction Documents constitute or will constitute once executed, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms.

ARTICLE V
COVENANTS

5.1 Employees of the Business.

(a) Effective as of the Closing Date, Purchaser shall employ all U.S.-based employees of the Business which are listed in Annex III (the “Hired Personnel”) pursuant to arrangements satisfactory to Purchaser (the “Arrangements”). As part of the Arrangements, Purchaser shall offer the following existing employees of Seller the following incentive compensation (the “Incentive Compensation”):

(i) Subject to Section 5.1(b), Walter Alvarado and Jonas Cleland each shall be given 75,000 Preferred Shares of YCRM as part of their compensation.

(ii) Subject to Section 5.1(b), Paul Gill and John Zervos each shall be given 75,000 Preferred Shares of YCRM as part of their compensation.

(iii) Each other Hired Personnel that accepts an offer of employment with Purchaser shall receive 1,000 Preferred Shares of YCRM.

(b) Purchaser shall in its discretion establish the initial terms governing the Arrangements, including with respect to the Incentive Compensation. The consummation of the Arrangements, including the receipt by the applicable Hired Personnel of the Incentive Compensation, shall be conditioned on the Hired Personnel executing all agreements and other documentation required by Purchaser such as employment agreements, stock restriction agreements, vesting agreements, and stock option plan documents, as applicable. Additionally, all of the Preferred Shares to be issued to Hired Personnel as described above (including Walter Alvarado, Jonas Cleland, Paul Gill and John Zervos) shall (i) carry with them a restriction period of 12 months and be convertible thereafter into common shares in YCRM, (ii) be subject to vesting in three equal tranches, with the first trance vesting upon acceptance of the employment offer, the second after 6 months of employment and the third and final after 12 months of employment, and (iii) be subject to the Certificate of Designation.

(c) Seller shall remain solely responsible for all employees and contractors that are not Hired Personnel and all claims related thereto.

(d) Seller shall pay or shall cause to be paid all amounts due Hired Personnel until the Closing Date, including amounts due as wages or salary, and amounts with respect to Seller Benefit Plans through the Closing Date, when and as the same become due.

(e) The active participation by all Hired Personnel in Seller Benefit Plans of Seller will cease as of the Closing Date. Purchaser will not assume or continue and will have no responsibility or Liability to the Hired Personnel or any other Person under or with respect to any Seller Benefit Plans.

(f) Seller shall continue to make or shall cause to be made all required contributions to any Seller Benefits Plan on behalf of the employees of the Business through and including the Closing Date.

(g) Seller will be responsible for making continuation coverage under COBRA available to any Hired Personnel and any eligible spouse or dependent who experiences a “qualifying event,” as defined in Code Section 4980B(f)(3), before or as of the Closing Date. Purchaser will be responsible for making continuation coverage under COBRA available to any Hired Personnel and any eligible spouse or dependent who experiences a “qualifying event,” as defined in Code Section 4980B(f)(3), after the Closing Date. Purchaser will not, and will not be required to, pay for, fund or subsidize the purchase of COBRA continuation coverage by or on behalf of any Hired Personnel, spouse or dependent after the Closing.

(h) Seller shall pay all costs and Liabilities arising out of the termination prior to or on the Closing, of any of their employees who are Hired Personnel, including: (i) compliance with the requirements of the Workers Adjustment and Retraining Notification Act or under any similar or analogous Law having applicability to Seller or the Business; (ii) administration and payment of severance benefits, and if provided, out placement assistance; (iii) accrued salary, vacation and benefits, whether or not payable under Contract; (iv) providing COBRA benefits under applicable Law; and (v) any other related Liabilities. Purchaser shall pay all such costs and Liabilities of the type described in clauses (i) through (v) of this paragraph with respect to all Hired Personnel who are terminated by Purchaser after the Closing but only to the extent incurred after the Closing.

(i) Seller shall prevent any and all actions and omissions to act which would directly or indirectly give rise to any Liability on the part of Purchaser (or any group health plan relating to Purchaser): (i) as or in relation to a “successor employer” under COBRA or applicable Law in connection with the transactions contemplated by this Agreement or any group health plan relating to Seller; or (ii) in connection with any Seller Benefit Plan.

5.2 Post-Closing Cooperation; Mail Received After Closing.

(a) Following the Closing Date, Purchaser may receive and open all mail or e-mail addressed to Seller that Purchaser reasonably believes relates to the Acquired Assets, and, to the extent that such mail or e-mail and the contents thereof relate to the Acquired Assets, deal with the contents thereof at its reasonable discretion. From and after the Closing Date, Seller and Singer shall promptly forward or cause to be forwarded to Purchaser any mail received by Seller and/or Singer that relates to the Acquired Assets, and Purchaser shall promptly forward or cause to be forwarded to Seller any mail or e-mail received by Purchaser that relates to the Excluded Assets.

(b) Seller hereby irrevocably grants to Purchaser the power, right and authority, coupled with an interest, to receive, endorse, cash, deposit and otherwise deal with, in the name of Seller, any checks, drafts, documents and instruments constituting payment of any notes or accounts receivable included in the Acquired Assets and that are payable to, payable to the order of or endorsed in favor of Seller or any agent of Seller following the Closing Date. Seller shall promptly endorse and pay over or cause to be endorsed and paid over to Purchaser, without deduction or offset, the full amount of any payment received by Seller after the Closing Date in respect of goods sold or services rendered after Closing as part of the Business.

(c) Effective on the Closing Date, Seller hereby irrevocably constitutes and appoints Purchaser as its true and lawful attorney, with full power of substitution, in the name of Seller, but on behalf of and for the benefit of Purchaser: (i) to demand and receive from time to time any and all of the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all Legal Proceedings that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets; (iii) to defend or compromise any or all Legal Proceedings in respect of any of the Acquired Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Purchaser shall deem desirable. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason.

(d) Following the Closing, Seller will afford Purchaser, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data in Seller’s possession relating to the Business or Acquired Assets with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Purchaser in connection with: (i) the preparation of Tax Returns; (ii) the determination or enforcement of rights and obligations under this Agreement, including by any Indemnified Party; (iii) compliance with the requirements of any Governmental Body; (iv) any actual or threatened Legal Proceeding or (v) proper accounting of the Acquisition or a request from Purchaser’s auditors.

5.3 Other Post-Closing Expenses. Seller is responsible for all expenses related to the Business incurred prior to and on the Closing Date, and Seller shall be responsible for all expenses related to the Business after the Closing Date. Purchaser will forward to Seller invoices for expenses relating solely to the period on and before the Closing Date and Seller shall pay such invoices directly to the payee. To assure Purchaser of no disruption in services, Purchaser may (but is not obligated to) pay any invoices which reflect expenses relating to both the period before and after the Closing Date; provided, however, that Seller shall remain obligated for their joint and several portion of such expenses in accordance with the terms of this Agreement. Seller shall reimburse Purchaser promptly for any amounts due to Purchaser after receipt of proof of Purchaser’s payment of any such expenses.

5.4 Payment of Liabilities. Seller shall pay, or make adequate provision for the payment, in full all of the Liabilities of Seller. If any such Liabilities are not so paid or provided for and, under those circumstances, Purchaser reasonably determines that failure to make any payments will impair Purchaser’s use or enjoyment of the Acquired Assets, Purchaser may, at any time after the Closing Date, elect to make all or any part of such payments directly (but shall have no obligation to do so) and the full amount of all such payments made by Purchaser shall be promptly reimbursed by Seller following Purchaser’s written notice to Seller thereof.

5.5 Further Assurances. All deliveries, payments and other transactions and documents relating to the transactions contemplated herein shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the Party entitled to the benefit thereof has expressly waived in writing satisfaction or performance thereof as a condition precedent to Closing). Each Party shall, at the request of another Party, from time to time and at any time, whether on or after the Closing Date, and without further consideration, execute and deliver such deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the Party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Acquired Assets or to otherwise satisfy and perform the obligations of the parties hereunder or to otherwise give effect to the transactions contemplated hereby. Without limiting the generality of the foregoing, Seller shall, upon the request of Purchaser and without further consideration, in a timely manner on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be reasonably required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser all of Seller’s rights to, the Acquired Assets.

5.6 Press Releases and Announcements. Seller shall not issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Purchaser.

5.7 Taxes. Seller and/or Singer, as applicable, shall timely file all applicable Tax Returns and timely pay all Taxes required to be paid by it under applicable Law that (i) if left unpaid, could result in the imposition of a Lien on any of the Acquired Assets or subject Purchaser to a claim by any Taxing Authority for unpaid Taxes or (ii) which otherwise arise as a result of the transactions contemplated by this Agreement or the other Transaction Documents. Seller will retain copies of all Tax and Tax records as required by applicable Law and will give Purchaser reasonable access to inspect such materials if such inspection is reasonably necessary for Purchaser to respond to any claim by any Taxing Authority relating to the Acquired Assets. Seller will cooperate with Purchaser in providing any documentation required by any Taxing Authority to be submitted by Purchaser to such Taxing Authority in connection with the Acquisition and other transactions contemplated by this Agreement and the other Transaction Documents.

5.8 Transition of Customers. Seller and Singer shall take commercially reasonable efforts to ensure the smooth transition of Customers have entered into a transition services agreement (the “TSA”) to further evidence the obligation of Seller and Singer to provide transition services to Purchaser.

ARTICLE VI
CLOSING

6.1 Closing. The consummation of the transactions contemplated in this Agreement (the “Closing”) shall take place via the electronic exchange of executed and compiled Transaction Documents on the date hereof (the “Closing Date”).

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

7.1 Survival of Representations and Warranties.

The representations and warranties contained in Articles III and IV shall survive the Closing until the 30th day following the expiration of the respective statutes of limitations for such representations (after giving effect to any extension or tolling thereof). The covenants contained in this Agreement shall survive Closing according to their terms.

7.2 Indemnification of Purchaser Indemnified Parties.

(a) Seller and Singer shall jointly and severally indemnify, defend and hold Purchaser, its Affiliates and each of their respective directors, officers, employees, Affiliates, stockholders, agents, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, any and all Losses that any of Purchaser Indemnified Parties may sustain (whether or not a Legal Proceeding is instituted by a third party), or to which any of Purchaser Indemnified Parties may be subjected, arising out of or in connection with:

(i) any inaccuracy or misrepresentation in or breach of (or an alleged breach arising from an Indemnification Claim arising from an allegation by a third party that, if true, would be a breach of) the representations or warranties made by Seller in this Agreement or the other Transaction Documents;

(ii) any breach of any covenant or agreement of Seller set forth in this Agreement or the other Transaction Documents; and

(iii) any and all Taxes and/or Liabilities (or the nonpayment thereof) of Seller or Singer, including those arising in connection with effecting the transactions contemplated by this Agreement.

(b) The right to indemnification, payment of Losses or other remedy based on breaches of representations and warranties in Articles III and IV, covenants and obligations will not be affected by any investigation conducted or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of any representation or warranty, or the compliance with any covenant or obligation. The waiver of any closing condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants and obligations.

7.3 Indemnification of Seller and Singer.

Purchaser hereby agrees to indemnify and hold Seller harmless from and against any and all Losses that Seller may sustain (whether or not instituted by a third party), or to which Seller may be subjected, arising out of or in connection with:

(a) any inaccuracy or misrepresentation in or breach of any representation or warranty of Purchaser in this Agreement or the other Transaction Documents; and

(b) any breach of any covenant or agreement of Purchaser in any Purchaser Document.

7.4 Indemnification Procedures.

(a) In the event an Indemnified Party seeks or believes it may be entitled to indemnification under Sections 7.2 or 7.3 (an “Indemnification Claim”), the Indemnified Party shall promptly provide written notice of such Indemnification Claim to the Indemnifying Party; provided, that no delay by the Indemnified Party will relieve the Indemnifying Party from any obligation hereunder, unless, and then solely to the extent that, the Indemnifying Party is actually and materially prejudiced thereby.

(b) In the event an Indemnified Party notifies the Indemnifying Party of any claim for indemnification hereunder that does not involve a third party claim, the Indemnifying Party shall, within thirty (30) days after the date of such notice, pay to the Indemnified Party the amount of all Losses payable pursuant to this Article VII and shall thereafter pay any other Losses payable pursuant to this Article VII arising out of the same matter on demand, unless the Indemnifying Party disputes in writing the Indemnifying Party’s liability for, or the amount of, any such Losses within such 30-day period, in which case such payment shall be made as provided above in respect of any matters not so disputed and any Losses in respect of the matters so disputed shall be paid within five (5) Business Days after any determination (by agreement of the Indemnified Party and Indemnifying Party or otherwise) that the Indemnifying Party is liable therefor, pursuant to this Article VII.

7.5 Limitation.

No Party may recover any Losses from another Party under this Article VII unless and until such Party’s Losses exceed $10,000 in the aggregate.

No limitation set forth in this Article VII (including the survival period set forth in Section 7.1) shall apply to claims arising out of fraud or intentional misrepresentations.

7.6 Tax Treatment of Indemnity Payments.

Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article VII as an adjustment to the Purchase Price for all Tax purposes.

ARTICLE VIII

NON-COMPETITION AND CONFIDENTIALITY

8.1 Definition. “Confidential Information” shall mean any and all information concerning the business affairs of Purchaser or Seller, and shall include such information as it relates to any Affiliate of Purchaser or Seller. Without limiting the generality of the foregoing, Confidential Information includes information:

(a) which constitutes proprietary information of Purchaser or Seller;

(b) which contains financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, business plans, the names and backgrounds of personnel, customer lists and customer information, personnel training and techniques and materials, marketing plans or market expansion proposals and sales techniques and materials of Purchaser or Seller, however documented;

(c) from which it could be reasonably inferred that would confer a competitive advantage on Purchaser or Seller;

(d) from which it could be reasonably inferred that disclosure thereof would be detrimental to Purchaser or Seller;

(e) product specifications, discoveries, improvements, processes, marketing and service methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies, current and anticipated customer requirements, price lists, market studies, and any other information, however documented, that is a trade secret of Purchaser or Seller under applicable Law; and

(f) notes, analyses, compilations, studies, summaries, and other material prepared by or for Purchaser or Seller containing or based, in whole or in part, on any information included in the foregoing.

Notwithstanding anything to the contrary above, the term “Confidential Information” does not include information that: (x) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party or its representatives; (y) was within the receiving Party’s possession prior to its being furnished to the receiving Party by or on behalf of the disclosing Party pursuant hereto; or (z) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or any of its representatives; provided, however, that: (1) with respect to clause (y) above, information concerning the Business shall be deemed “Confidential Information” of Purchaser notwithstanding Seller having possession thereof prior to disclosure thereof by Purchaser; and (2) with respect to clauses (y) and (z) above, the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing Party or any other Party with respect to such information.

8.2 Acknowledgments and Agreements by Seller and Singer. Seller and Singer hereby acknowledge, agree and covenant that on and after the Closing Date, such Person and each of its Affiliates will keep confidential, will hold for the sole benefit of Purchaser, and will not use except on behalf of Purchaser, all Confidential Information, which such Person acknowledges is, or shall be, proprietary to Purchaser; provided, however, that any Confidential Information that is also considered a trade secret under applicable Law, shall not be disclosed by such Person as long as such information remains a trade secret and is not generally known or available to the public other than as a result of unauthorized or unlawful disclosure directly or indirectly by such Person. Seller and Singer each agrees that upon request it shall forthwith return to Purchaser, or destroy to the satisfaction of Purchaser, all Confidential Information in whatever form such information is in the possession of Seller or Singer or under Seller’s or Singer’s control. Notwithstanding the foregoing, the obligations of confidentiality, nondisclosure and non-use with respect to Confidential Information required by this Section 8.2 shall not apply to any Confidential Information required to be disclosed in a judicial or administrative Legal Proceeding, or is otherwise required to be disclosed by Law, in any such case only after giving Purchaser as much advance notice of the possibility of such disclosure as practical so that Purchaser may attempt to stop such disclosure or obtain a protective order concerning such disclosure (in which case Seller and Singer shall cooperate with Purchaser at Purchaser’s expense in such attempts).

8.3 Seller and Singer Limited Activities. From the date hereof until the date that is two (2) years from the Closing Date, neither Seller nor Singer will, directly or indirectly, for any reason, for their own benefit, or for the benefit of or together with any other Person, directly or indirectly, in the Prohibited Territory:

(a) solicit or conspire with, or attempt to solicit or conspire with, any customer, client, employee, manager, officer, director, vendor, supplier, provider, consultant or advisor of Purchaser or its Affiliates to terminate that Person’s engagement or relationship with Purchaser or its Affiliates;

(b) solicit or attempt to solicit, discuss or attempt to discuss, engage or attempt to engage, transact or attempt to transact with any Customers in order to conduct business (e.g., sell products or services) with such Customer other than (i) through or as directed by the Purchaser or (ii) in connection with Singer’s non-profit endeavors which may include, but is not limited to, her anticipated podcast;

(c) solicit or attempt to solicit, discuss or attempt to discuss, engage or attempt to engage, transact or attempt to transact any business that is the same or substantially similar to the Business with any suppliers, vendors, providers, contractors or employees thereof with whom Singer or Seller came into contact while it operated the Business;

(d) be engaged as an officer, manager or director or in any other managerial or sales capacity or as an owner, co-owner, or other investor of or in, or lender to, whether as an employee, independent contractor, consultant or advisor, or sales representative or distributor of any kind, in any business similar or competitive with the Business as a whole or any aspect of the Business (or any business substitutable therefor) (the “Restricted Business”) anywhere in the Prohibited Territory, with the parties acknowledging that Purchaser and its Affiliates are actively engaged in such business throughout the Prohibited Territory; provided, however, the foregoing prohibition on ownership shall not apply to ownership of less than one percent (1%) of the outstanding capital stock of any such Restricted Business that is publicly traded.

8.4 Severability; Reformation. The covenants in this Article VIII are severable and separate, and the unenforceability of any specific covenant in this Article VIII is not intended by any Party to, and shall not, affect the provisions of any other covenant in this Article VIII. If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in Section 8.3 are unreasonable as applied to a Seller or Singer, the Parties acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent.

8.5 Independent Covenant. All of the covenants in this Article VIII are intended by each Party to be, and shall be construed as, an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller or Singer against Purchaser or its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser or its Affiliate of any covenant in this Article VIII. It is specifically agreed that the period specified in Section 8.3 shall be computed by excluding from that computation any time during which Seller or Singer is in violation of any provision of Section 8.3.

8.6 Materiality. The Parties agree that this Article VIII is a material and substantial part of this Agreement, and absent Seller and Singer entering into the restrictions of this Article VIII, Purchaser would not have entered into this Agreement and consummated the Acquisition.

ARTICLE IX
MISCELLANEOUS

9.1 Expenses.

Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

9.2 Entire Agreement; Amendments and Waivers.

This Agreement (including the recitals, schedules, annexes, and exhibits hereto, which are incorporated into this Agreement by this reference), and the other Transaction Documents represent the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Parties. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.3 Governing Law; Venue; Waiver of Jury Trial.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state, excluding all other choice of law and conflicts of law rules. In the event of any legal action to enforce or interpret this Agreement, the sole and exclusive venue shall be a court of competent jurisdiction located in Cook County, Illinois (the “Court”), and the Parties agree to and do hereby submit to the jurisdiction of such courts. Each Party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on equity, contract, tort or otherwise) arising out of, connected with or relating to this Agreement, or the transactions contemplated hereby.

9.4 Notices.

All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given: (a) if personally delivered, when so delivered; (b) if mailed, five (5) Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (c) if sent by electronic mail, when confirmation of receipt is provided or (d) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery:

If to Seller or Singer, to:

Attention: Lisa Singer 8900
Karlov Avenue

Skokie, Illinois 60076

with a copy to (that shall not constitute a notice): Bradley

Gross, Esq.

2645 Executive Park Drive Suite 119

Weston, Florida 33331
brad@bradleygross.com

If to Purchaser, to:

ReachOut Technology Corp.

21200 S La Grange Rd. Suite 282
Frankfort, IL 60423

Attention: Rick Jordan, CEO rick@rickjordan.tv

with a copy to (that shall not constitute a notice):

Nelson Mullins Riley & Scarborough LLP 2 South
Biscayne Blvd., Suite 2100

Miami, Florida 33131

Attention: Franco Furmanski

franco.furmanski@nelsonmullins.com

Any Party entitled to notice hereunder may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

9.5 Severability.

If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.6 Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except for rights and protections provided under Article VII, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by Seller, directly or indirectly (by operation of law or otherwise), without the prior written consent of Purchaser. Upon any such permitted assignment, the references in this Agreement to the assignor shall also apply to any such assignee unless the context otherwise requires.

9.7 Counterparts.

This Agreement may be executed in one or more counterparts, including by way of electronic transmission (e.g., DocuSign), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.8 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Annexes/Exhibits/Schedules. The Annexes, Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are a material and integral part of this Agreement. All Annexes, Exhibits and Schedules referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex, Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Any matter set forth on any of the Annexes, Exhibits and Schedules shall be deemed set forth in all other Annexes, Exhibits and Schedules to the extent there is a specific cross- reference. The information contained in this Agreement, the Annexes, Schedules and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of applicable Law or breach of contract).

(ii) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(iii) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(iv) Herein. The words such as “herein,” “hereinafter,” “hereof;” and “hereunder” refer to this Agreement as a whole, including its Annexes, Schedules and Exhibits, and not merely to a subdivision in which such words appear unless the context otherwise requires.

(v) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(vi) Reflected On or Set Forth In. An item arising with respect to a specific representation, or warranty or other provision of this Agreement shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements to the extent any such phrase appears in such provision, if (a) there is a reserve, accrual or other similar item underlying a number on such referenced balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the referenced balance sheet or financial statements or (c) such item is reflected on the referenced balance sheet or financial statements and is specifically set forth in the notes thereto.

(vii) Or. The term “or” is not exclusive and has the meaning represented by the phrase “and/or.”

(viii) To the extent. The phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(ix) Default Under. Reference herein to “default under”, “violation of” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both”, whether or not so specified.

(x) U.S. Dollars. Reference herein to “$” shall be deemed to be references to the United States Dollar.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.9 Specific Performance; Injunctive Relief. Seller and Singer recognize and affirm that in the event of breach by Seller or Singer of any of the provisions of this Agreement, money damages would be inadequate and Purchaser would have no adequate remedy at law. Accordingly, Seller and Singer agree that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and its obligations under this Agreement not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations, including violations of Section 8.3 (whether anticipatory, continuing or future) of the provisions of this Agreement without the necessity of proving actual damages or posting bond.

9.10 Prevailing Parties. Notwithstanding anything to the contrary herein, in the event of any lawsuit or other judicial proceeding (e.g., request for injunctive relief or specific performance) in connection with this Agreement or any ancillary document, the prevailing Party in any such lawsuit or other judicial proceeding shall be entitled to recover from the other Party its costs and expenses incurred in connection with such lawsuit, or other judicial proceeding, including reasonable legal fees and expenses as determined by the applicable court.

9.11 Opportunity to Consult Counsel. Each Party has had a sufficient opportunity to consult independent legal counsel and independent accountants concerning the provisions of this Agreement and entered into this Agreement with a perfect understanding thereof and intending to be legally bound.

[signature page follows.]

The Parties have executed and caused this Asset Purchase Agreement to be executed and delivered on the date first above written.

PURCHASER:

REACHOUT TECHNOLOGY CORP.

By:	/s/ Rick Jordan
	Name:	Rick Jordan
	Title:	CEO

SELLER:

SINGER NETWORKS L.L.C.

By:	/s/ Lisa Singer
	Name:	Lisa Singer
	Title:	CEO

SINGER:

/s/ Lisa Singer
Lisa Singer